Exhibit 99.1

Shoulder Innovations Announces Closing of up to $50 Million Credit Facility
Refinancing Existing Debt with Significantly Improved Terms
Provides Additional Undrawn Working Capital Capacity
Grand Rapids, MI – June 29, 2026 – Shoulder Innovations, Inc. (Shoulder Innovations, or the Company) (NYSE: SI), a commercial-stage medical technology company exclusively focused on transforming the shoulder surgical care market, today announced the closing of two new credit facilities for an aggregate amount of up to $50 million with Stifel Venture Banking.
The new credit facilities consist of a $15 million growth capital term loan, fully funded at closing to refinance the Company's existing credit facility, and a $30 million undrawn line of credit, with an additional $5 million accordion feature available upon the Company's request, subject to certain conditions. The annual interest rate under the term loan is equal to the greater of (i) 0.75% below the prime rate and (ii) 5.00%, and the annual interest rate under the line of credit is equal to the greater of (i) the prime rate and (ii) 5.00%. The term loan is interest-only through June 30, 2029, and matures in June 2031, and the line of credit matures in June 2029. At close, the new credit facilities do not result in additional indebtedness and do not include warrants.
“This refinancing represents an important step in strengthening our financial foundation as we continue to rapidly scale Shoulder Innovations,” said Jeff Points, Chief Financial Officer of Shoulder Innovations. “The new credit facility significantly improves the economics of our existing debt structure, provides additional financial flexibility, and better aligns our lender relationships with the current stage of our business. We are pleased to partner with Stifel Venture Banking, whose platform and resources are well suited to support our needs today and to grow with us over time.”
Additional information regarding the new credit facility and the refinancing of the Company’s existing credit facility will be included in a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.
About Shoulder Innovations
Shoulder Innovations is a commercial-stage medical technology company exclusively focused on transforming the shoulder surgical care market, with a current offering of advanced implant systems for shoulder arthroplasty. These systems are a core element of Shoulder Innovations' ecosystem, which is designed to improve core components of shoulder surgical care – preoperative planning, implant design and procedural efficiency – to benefit each stakeholder in the care chain. Shoulder Innovations' ecosystem is also comprised of enabling technologies, efficient instrument systems, specialized support and surgeon-to-surgeon collaboration. Together, these elements seek to address the long-standing clinical and operational challenges in the shoulder surgical care market by delivering predictable outcomes, procedural simplicity, and efficiency across all sites of care.

About Stifel Venture Banking
Stifel Venture Banking, a division of Stifel Bank, Member FDIC, provides commercial banking and debt capital financing solutions to venture capital-backed technology companies and their investors.
Contact
Brian Johnston or Sam Bentzinger
Gilmartin Group LLC
ir@shoulderinnovations.com